EXHIBIT 10.1

SWAP TRANSACTION CONFIRMATION

Date:	January 05, 2009
To:	Spartan Stores, Inc. ("Counterparty")
Address:	850 76th St. Grand Rapids MI 49518 USA
Email:
Attention:	Bill Jacobs
From:	Wachovia Bank, N.A. ("Wachovia")
Ref. No:

Dear Bill Jacobs:

This confirms the terms of the Transaction described below between Counterparty and Wachovia. The definitions and provisions contained in the 2006 ISDA Definitions, as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. Fixed Amounts and Floating Amounts for each applicable Payment Date hereunder will be calculated in accordance with the ISDA Definitions, and if any Fixed Amount and Floating Amount are due for the same Payment Date hereunder, then those amounts shall not be payable and instead the Fixed Rate Payer shall pay the positive difference, if any, between the Fixed Amount and the Floating Amount, and the Floating Rate Payer shall pay the positive difference, if any, between the Floating Amount and the Fixed Amount.

1.   The terms of the particular Transaction to which the Confirmation relates are as follows:
Transaction Type:	Interest Rate Swap
Currency for Payments:	U.S. Dollars
Notional Amount:	USD 45,000,000.00
Term:
Trade Date:	January 02, 2009
Effective Date:	January 06, 2009
Termination Date:	December 24, 2012, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Amounts:

Fixed Rate Payer:	Counterparty
Payment Dates:	Monthly on the 24th of each month commencing January 26, 2009, through and including the Termination Date
Business Day Convention:	Modified Following
Business Day:	New York
Fixed Rate:	2.08%
Fixed Rate Day Count Fraction:	Actual/360

Wachovia:

2/3
Floating Amounts:

Floating Rate Payer:	Wachovia
Payment Dates:	Monthly on the 24th of each month commencing January 26, 2009, through and including the Termination Date
Business Day Convention:	Modified Following
Business Day:	New York
Floating Rate for initial	0.43%
Calculation Period:
Floating Rate Option:	USD-LIBOR-BBA
Designated Maturity:	1 Month
Spread:	None
Floating Rate Day Count	Actual/360
Fraction:
Floating Rate determined:	Two London Banking Days prior to each Reset Date.
Reset Dates:	The first day of each Calculation Period.
Compounding:	Inapplicable
Rounding convention:	5 decimal places per the ISDA Definitions.

2.   The additional provisions of this Confirmation are as follows:
Calculation Agent:	Wachovia
Payment Instructions:	Wachovia Bank, N.A.
Wachovia Contacts:	Settlement and/or Rate Resets: 1-800-249-3865 1-704-383-8429 Documentation: Tel: (704) 715-7051 Fax: (704) 383-9139 Collateral: Tel: (704) 383-9529 Please quote transaction reference number.
Payments to Counterparty:

Per your standing payment instructions or debit authorization if provided to Wachovia, as relevant. If not provided, please contact us in order for payment to be made.

Phone:  1-800-249-3865 Fax: 1-704-383-8429

Documentation

This Confirmation supplements, forms part of, and is subject to, the Master Agreement between Wachovia and Counterparty dated as of December 12, 2008, as amended and supplemented from time to time (the "ISDA Master Agreement"). All provisions contained or incorporated by reference in the ISDA Master Agreement will govern this Confirmation except as expressly modified herein.

Wachovia:

3/3

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to us.
Very truly yours, Wachovia Bank, N.A.

By:	/s/ Tracey Bissell
Name: Tracey Bissell Title: Vice President

Ref. No.

Accepted and Confirmed as of date first written above: Spartan Stores, Inc.

By:	/s/ Bill Jacobs
Name:	Bill Jacobs
Title:	Corporate Treasurer

Wachovia: